SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                       FORM 8-K


                                    CURRENT REPORT


                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934



 Date of Report (Date  of earliest event  reported): January  13, 1994



                             CENTRAL MAINE POWER COMPANY
                (Exact name of registrant as specified in its charter)




                   Maine             1-5139         01-0042740
          (State of Incorporation)   (Commission    (IRS Employer
                                     File Number)   Identification Number)




                          Edison Drive, Augusta, Maine 04336
                 (Address of principal executive offices) (zip code)



 Registrant's  telephone  number,  including  area  code:    (207) 623-3521


          Item 1 through Item 3.  Not applicable.


          Item 4.  Changes in Registrant's Certifying Accountant.

          On January 19, 1994, on recommendation of the Company's Audit Committee, which had requested proposals from major accounting firms consistent with its policy of periodically reviewing accounting services, the Board of Directors of the Company engaged Coopers & Lybrand as the Company's principal accountant to audit the Company's 1994 financial statements.

          During 1991, the Company was investigating a possible change in the accounting treatment associated with deferred investment tax credits. After discussion with the predecessor auditors, Arthur Andersen & Co., who disagreed with the proposed accounting, and with the Office of the Chief Accountant of the Securities and Exchange Commission, the Company abandoned any plans to make such a proposed change.

          During such period neither the Company nor anyone on its behalf consulted Coopers & Lybrand regarding any matter described in
          Item 304(a)(2) of Regulation S-K.


          Item 5.  Other Events.

          (a) Debt and preferred stock ratings. On January 13, 1994, Moody's Investor Service ("Moody's") lowered its rating on the Company's preferred stock to "ba2" from "baa3" and its short-term debt rating for the Company's commercial paper to "Prime-3" from "Prime-2". At the same time Moody's confirmed its rating on the Company's General and Refunding Mortgage Bonds at "Baa2", unsecured medium-term notes and pollution-control revenue bonds at "Baa3", and the Company's Securities and Exchange Commission "shelf" registration for $150,000,000 of General and Refunding Mortgage Bonds at "(P)Baa2".

          Moody's stated that the downgrades reflect its "concerns about declines in Central Maine's cash position and financial flexibility and uncertainty about the extent to which legislative and regulatory efforts will result in more stable and predictable prices for electricity". Moody's added that its rating actions also reflect "expectations that Central Maine's strategic response to an unsupportive rate order last November will allow the company to maintain an acceptable level of financial integrity".

          (b) Power purchase contract suit. As previously reported, the Company and Caithness King of Maine Limited Partnership ("Caithness") have been engaged in a lawsuit in the United States District Court for the District of Maine over the Company's termination of a contract for the purchase of approximately 80 megawatts of electric power from a cogeneration project proposed for construction by Caithness at Topsham, Maine. In the suit Caithness denied the validity of the termination and sought damages estimated by Caithness to be in excess of $100 million for breach of contract or, in the alternative, reformation of the contract, and other legal relief.

          On January 14,  1994, the  Company and Caithness  entered into  a

          Termination and Settlement Agreement under which the Company paid Caithness a total of $5 million, and the parties agreed to the termination of the power-purchase contract and to dismiss the suit and counterclaims. The contract would have required payments by the Company over the life of the contract that were projected to be significantly higher than the Company's estimated avoided costs and was therefore inconsistent with the Company's program of pursuing terminations or other restructurings of high-cost power-purchase contracts.


          Item 6 through Item 8.  Not applicable.

                                      SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        CENTRAL MAINE POWER COMPANY



                                        By
                                                David E. Marsh
                                        Senior Vice President, Finance,
                                         and Chief Financial Officer

          Dated:  January 27, 1994